Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Jay Furrow, CEO
(212) 997-7767, ext. 242

CYGNE DESIGNS, INC. ANNOUNCES RESULTS FOR YEAR 2007

New York, New York, May 15, 2008-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the year ended January 31, 2008.

For the year ended January 31, 2008, net sales decreased by $23.1 million, or 19.4%, to $95.7 million compared to $118.8 million for the prior year. This decrease in sales was mainly attributed to a decrease in sales of our branded jeans of $21.5 million.

Gross profit for the year ended January 31, 2008 decreased to $15.9 million compared to $25.4 million for the prior year, a decrease of $9.5 million or 37.5%. The decrease in gross profit was attributable to three factors: $4.9 million to the decrease in sales, $2.4 million to the one-time inventory loss, and the balance of the decrease to lower gross margins in 2007 than 2006.

As a result of the Company’s annual assessment of its goodwill and intangible assets, the Company recorded the impairment loss of goodwill and intangible assets of $61.9 million primarily caused by the loss of two customers in 2007 which accounted for 49% of our 2007 sales and a substantial decrease in demand for our branded jeans and our non-denim private label products.

The Company recorded a net loss of $63.9 million or $2.00 loss per share on a basic and diluted share basis for the year ended January 31, 2008 as compared to a net loss of $158,000 or $0.01 per share on a basic and diluted share basis for the prior year.

Cygne and its lender use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. In the year ended January 31, 2008, the impairment loss of goodwill and intangible assets of $61.9 million has been included in the EBITDA reconciliation and Cygne refers to the reconciliation as Adjusted EBITDA. Since these items may vary among other companies, Adjusted EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of the net (loss) to Adjusted EBITDA is shown in the table below.

Reconciliation of Adjusted EBITDA

	Year Ended January 31
	(In thousands)
	2008	2007
Net (loss)	$(63,860)	$(158)
Loss on impairment of goodwill and intangible assets	61,850	—
Depreciation and amortization of intangible assets	2,022	2,070
Interest expense, net	5,341	5,033
(Benefit) provision for income taxes	(2,041)	1,910

Gross EBITDA	3,312	8,855
Less, gain on extinguishment of debt	1,733	—

Adjusted EBITDA	$1,579	$8,855

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended		Twelve Months Ended
	January 31 2008	January 31 2007	January 31 2008	January 31 2007
Net sales	$18,796	$19,825	$95,753	$118,816
Cost of goods sold	19,068	15,670	79,826	93,342

Gross profit	(272)	4,155	15,927	25,474
Selling, general and administrative expenses	3,297	3,706	14,348	16,619
Loss on impairment of goodwill and intangible assets	61,850	—	61,850	—
Loss (gain) on extinguishment of debt	453	—	(1,733)	—
Depreciation and amortization	494	756	2,022	2,070

(Loss) Income from operations before interest and income taxes	(66,366)	(307)	(60,560)	6,785
Interest expense, net	2,305	1,014	5,341	5,033

(Loss) income from operations before income taxes	(68,671)	(1,321)	(65,901)	1,752
(Benefit) provision for income taxes	(3,895)	616	(2,041)	1,910

Net loss	$(64,776)	$(1,937)	$(63,860)	$(158)

Net loss per share-basic and diluted	$(1.71)	$(0.07)	$(2.00)	$(0.01)

Weighted average common shares outstanding:
Basic	37,935	26,462	32,007	25,913

Diluted	37,935	26,462	32,007	25,913